SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(xx)  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(xx)  Definitive Proxy Statement
(  )  Definitive Additional Materials
( )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                       NationsBank Corporation
          (Name of Registrant as Specified In Its Charter)



          (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (Check the appropriate box):

(  )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

* Set forth the amount on which the filing fee is calculated and state how it was determined.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

xx) Filing Fee of $125 was previously paid on March 15, 1994, the date the Preliminary Proxy Statement was filed.




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(NationsBank logo appears here)
                                                                  March 28, 1994
To the Shareholders of
NationsBank Corporation:
In connection with the Annual Meeting of Shareholders of your Corporation to be held on April 27, 1994, we enclose a Notice of the Meeting, a Proxy Statement containing information about those matters which are to be considered at this meeting, and a form of proxy relating to those matters.
Detailed information relating to the Corporation's activities and operating performance during 1993 is contained in our Annual Report, which has been mailed to you previously.
You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event you are unable to attend the meeting. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares. Your proxy may be revoked if you are present at the meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement.
Sincerely yours,
(Signature of Hugh L. McColl, Jr.)
HUGH L. MCCOLL, JR.
Chairman of the Board and
Chief Executive Officer

                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                        CHARLOTTE, NORTH CAROLINA 28255
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders of NationsBank Corporation will be held in the General Assembly Room at INFORUM, 250 Williams Street, in the city of Atlanta, Georgia, on Wednesday, April 27, 1994, at 11:00 A.M., local time, for the following purposes:
1. To elect 26 directors;
2. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting Price Waterhouse as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;
3. To consider and act upon a proposal to amend the Corporation's Articles of Incorporation to increase the authorized Common Stock of the Corporation from 500,000,000 shares to 800,000,000 shares;

4. To consider and act upon a proposal to approve and adopt the NationsBank Corporation Executive Incentive Compensation Plan;


5. To consider and act upon a shareholder proposal requesting the Corporation to institute a salary and compensation ceiling for senior executive officers or directors of the Corporation to no more than two times the salary provided to the President of the United States;

6. To consider and act upon a shareholder proposal requesting the Corporation to develop and provide annual reporting on programs designed to meet the credit needs of small and mid-sized family farms and rural small business enterprises; and
7. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed the close of business on March 4, 1994, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.
The Board of Directors of the Corporation would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend, your shares can nevertheless be voted at the meeting.
                                  HUGH L. MCCOLL, JR.
                                  Chairman of the Board and
                                  Chief Executive Officer
March 28, 1994
                                IMPORTANT NOTICE
                    Please Sign and Mail Your Proxy Promptly

                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                        CHARLOTTE, NORTH CAROLINA 28255
                                PROXY STATEMENT
The following statement, first mailed on March 28, 1994, is furnished in connection with the solicitation by the Board of Directors (hereinafter sometimes referred to as the Board) of NationsBank Corporation (hereinafter sometimes referred to as the Corporation) of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held on April 27, 1994, at 11:00 A.M., local time, in the General Assembly Room of INFORUM, 250 Williams Street, Atlanta, Georgia, and at any adjournment or adjournments thereof.
The accompanying form of proxy is for use at the meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised, by submitting to the Secretary of the Corporation written notice of revocation, a properly executed proxy of a later date or by attending the meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in FAVOR of:
1. The election to the Board of Directors of the 26 nominees named in this Proxy Statement;
2. The ratification of action taken by the Board of Directors in selecting Price Waterhouse as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;
3. The Amendment of the Corporation's Articles of Incorporation to increase the number of authorized shares of the Corporation's Common Stock;
4. The adoption of the NationsBank Corporation Executive Incentive Compensation Plan;
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and AGAINST:
5. The shareholder proposal requesting the Corporation to institute a salary and compensation ceiling for senior executive officers or directors of the Corporation to no more than two times the salary provided to the President of the United States; and
6. The shareholder proposal requesting the Corporation to develop and provide annual reporting on programs designed to meet the credit needs of small and mid-sized family farms and rural small business enterprises.
The entire cost of soliciting these proxies will be borne by the Corporation. In addition to the solicitation of the proxies by mail, the Corporation will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Corporation will reimburse such record holders for their reasonable expenses in so doing. The Corporation has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay $8,500 plus expenses for such services. If necessary, the Corporation may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram or special letter. Pursuant to the provisions of the North Carolina Business Corporation Act, March 4, 1994, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at such Annual Meeting and, accordingly, only holders of shares of record at the close of business on that date of the Corporation's Common Stock (hereinafter referred to as the Common Stock) and its ESOP Convertible Preferred Stock, Series C (hereinafter referred to as the ESOP Preferred Stock), will be entitled to notice of and to vote at said meeting. Holders of Common Stock and holders of ESOP Preferred Stock will vote together without regard to class upon the matters currently expected to come before the meeting. In addition, the proposal regarding the amendment to the Corporation's Articles of Incorporation to increase the authorized Common Stock of the Corporation from 500,000,000 shares to 800,000,000 shares also requires the holders of Common Stock to vote as a separate group.
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The number of outstanding shares of Common Stock and ESOP Preferred Stock entitled to vote as of the record date was 273,670,633 and 2,682,921, respectively. Each of such shares is entitled to one vote. Directors shall be elected by a plurality of the votes cast. Cumulative voting will not be permitted, in accordance with the provisions of the North Carolina Business Corporation Act. Approval of the other matters to be presented at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock and ESOP Preferred Stock voted with respect to such matter. In addition, the proposal regarding the amendment to the Corporation's Articles of Incorporation to increase the authorized Common Stock of the Corporation from 500,000,000 shares to 800,000,000 shares also requires the affirmative vote of the holders of a majority of the Common Stock voting as a separate group. Therefore, abstentions from voting, including broker non-votes, will not have the effect of a negative vote with respect to all such matters.


On December 31, 1993, the only classes of voting securities which the Corporation had issued and outstanding were its Common Stock and its ESOP Preferred Stock. Based upon information available to management of the Corporation, as of such date no persons were known to beneficially own 5% or more of the Corporation's outstanding Common Stock, and all 2,703,441 shares of the ESOP Preferred Stock outstanding as of such date were held by State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02110, as trustee of the ESOP Trust Agreement executed in connection with the Corporation's Retirement Savings Plan. See Note 3 under Ownership of Equity Securities as of December 31, 1993 of Current Directors, Nominees for Director and Executive Officers.

ELECTION OF DIRECTORS
It is intended that the persons named in the accompanying proxy will only vote for the 26 nominees for director, which number has been set by the Board, named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees, and that the number of directors elected shall be 26. Each director is elected to serve until the next Annual Meeting of Shareholders or until a successor shall be elected and shall qualify. Directors shall be
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
elected by a plurality of the votes cast by the holders of Common Stock and ESOP Preferred Stock, voting as a single class.
Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that shares of Common Stock and ESOP Preferred Stock represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the corporation in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Corporation, 1993 attendance record at Corporation Board meetings and at meetings of committees of the Corporation's Board of which the nominee was a member, and directorships in other publicly held companies are set forth below and, as set forth in the table on page 13, the nominee's sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange
Act), of shares of Equity Securities as of December 31, 1993. None of the following nominees or current directors is related by blood, marriage or adoption (not more remote than first cousin) to any other nominee, director or person who may be deemed to be an executive officer of the Corporation.

(Photo) RONALD W. ALLEN (52), CHAIRMAN OF BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, DELTA AIR LINES, INC., Atlanta, Georgia, an air transportation company. Mr. Allen was a director of C&S/Sovran Corporation or one of its predecessors from 1987 until December 31, 1991, at which time he was elected as a director of the Corporation. He is a member of the compensation and stock option committees. During 1993, Mr.
Allen attended all Corporation Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Delta Air Lines, Inc. and The Coca-Cola Company.
                                       4

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(Photo)           WILLIAM M. BARNHARDT (65), CHAIRMAN OF THE BOARD, SOUTHERN
                  WEBBING MILLS, INC., Charlotte, North Carolina, a textile manufacturing firm. He is also Chairman of Barnhardt Elastic Corporation, a textile sales firm. At Southern Webbing Mills, Inc., he was Chief Executive Officer until 1993 and President from 1974 until 1991. At Barnhardt Elastic Corporation, he was Chief Executive Officer from 1990 to 1993 and President from
1983 to 1990. Mr. Barnhardt has been a director of the Corporation since 1976 and is chairman of the audit committee. During 1993, Mr. Barnhardt attended all Corporation Board meetings and all meetings of the committee of the Board on which he served.

(Photo) THOMAS M. BELK (69), PRESIDENT, BELK STORES SERVICES, INC., Charlotte, North Carolina, a service company for Belk Department Stores, and President of various Belk stores located in the Southeast and Southwest. Mr. Belk has been a director of the Corporation since 1968 and is a member of the contributions, executive and nominating committees. During 1993, Mr. Belk attended all Corporation Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Jefferson-Pilot Corporation and Ruddick Corporation.

(Photo) THOMAS E. CAPPS (58), CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, DOMINION RESOURCES, INC., an electric utility holding company, and Chairman of the Board, Virginia Electric and Power Company, an electric utility, Richmond, Virginia. Mr. Capps has served as President of Dominion Resources, Inc. since 1986, as its Chief Executive Officer since May 1990 and in December 1992 was named Chairman of the
Board. From April 1989 to May 1990 he also served as its Chief Operating Officer. He has been a director of the Corporation since April 1993 and is a member of the audit committee. During 1993, Mr. Capps attended 5 out of 6 Corporation Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Dominion Resources, Inc., Bassett Furniture Industries, Inc. and Virginia Electric and Power Company.
                                       5

(Photo) R. EUGENE CARTLEDGE (64), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, UNION CAMP CORPORATION, Wayne, New Jersey, a manufacturer of paper products. Mr. Cartledge also served as President of Union Camp Corporation from 1986 until 1989. He was a director of C&S/Sovran Corporation or one of its predecessors from 1989 until December 31, 1991, at which time he was elected as a director of the Corporation. He is a member of the audit committee. During 1993, Mr. Cartledge attended all Corporation Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Union Camp Corporation, Delta Air Lines, Inc. and Sun Company, Inc.
(Photo) CHARLES W. COKER (60), CHAIRMAN AND CHIEF EXECUTIVE OFFICER, SONOCO PRODUCTS COMPANY, Hartsville, South Carolina, a manufacturer of paper and plastic products. Mr. Coker served as President of Sonoco Products Company from 1970 until 1990. He has been a director of the Corporation since 1969 and is chairman of the compensation, nominating and stock option committees and a member of the executive committee. During
1993, Mr. Coker attended 7 out of 8 Corporation Board meetings and 14 out of 16 meetings of committees of the Board on which he served. He also serves as a director of Sara Lee Corporation, Sonoco Products Company, Springs Industries, Inc. and Carolina Power and Light Company.
 (Photo)            THOMAS G. COUSINS (62), CHAIRMAN AND PRESIDENT, COUSINS
                  PROPERTIES, INC., Marietta, Georgia, a real estate development company. He has been a director of the Corporation since April 1993 and is a member of the asset quality review committee. During 1993, Mr. Cousins attended all Corporation Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Cousins
Properties, Inc. and Shaw Industries, Inc.
                                       6

(Photo) ALAN T. DICKSON (62), CHAIRMAN, RUDDICK CORPORATION, Charlotte, North Carolina, a diversified holding company. Mr. Dickson served as President of Ruddick Corporation until February 1994. Mr. Dickson has been a director of the Corporation since 1969 and is a member of the executive and the nominating committees. During 1993, Mr. Dickson attended 6 out of 8 Corporation Board meetings and 5 out of 8 meetings of committees of the Board on which he served. He also serves as a director of Ruddick Corporation, Bassett Furniture Industries, Inc., Lance, Inc. and Sonoco Products Company.
(Photo) W. FRANK DOWD, JR. (67), CHAIRMAN OF THE EXECUTIVE COMMITTEE, CHARLOTTE PIPE & FOUNDRY COMPANY, Charlotte, North Carolina, a manufacturer of cast iron and plastic pipe and fittings. Mr. Dowd has been a director of the Corporation since 1969 and is a member of the audit, compensation and stock option committees. During 1993, Mr. Dowd attended all Corporation Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Lance, Inc.

(Photo) A. L. ELLIS (88), SENIOR CHAIRMAN, NATIONSBANK OF FLORIDA, N.A., Tampa, Florida, a national bank. Mr. Ellis was the Chairman of the Board of Ellis Banking Corporation until it was merged with the Corporation in 1984. Mr. Ellis has been a director of the Corporation since 1984 and is a member of the executive committee. During 1993, Mr. Ellis attended 6 out of 8 Corporation Board meetings and 7 out of 8 meetings of the committee of the Board on which he served.
                                       7

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(Photo)           PAUL FULTON (59), DEAN, KENAN-FLAGLER BUSINESS SCHOOL,
                  UNIVERSITY OF NORTH CAROLINA, Chapel Hill, North Carolina. Mr. Fulton has been in his present position since January 1994, and prior thereto was President of Sara Lee Corporation until June 1993. He has been a director of the Corporation since April 1993 and is a member of the asset quality review committee. During 1993, Mr. Fulton attended 5 out of 6
Corporation Board meetings and 4 out of 5 meetings of the committee of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc. and Sonoco Products Company.
(Photo) L. L. GELLERSTEDT, JR. (68), CHAIRMAN OF THE BOARD, BEERS CONSTRUCTION COMPANY, Atlanta, Georgia, general contractor. Mr. Gellerstedt was a director of C&S/Sovran Corporation or one of its predecessors from 1971 until December 31, 1991, at which time he was elected as a director of the Corporation. He is a member of the compensation, executive and stock option committees. During 1993, Mr. Gellerstedt attended 7 out of 8
Corporation Board meetings and 10 out of 14 meetings of committees of the Board on which he served. He also serves as a director of Atlanta Gas Light Company, John H. Harland Company and BellSouth Telecommunications, Inc.
 (Photo)           TIMOTHY L. GUZZLE (57), CHAIRMAN OF THE BOARD, PRESIDENT AND
                  CHIEF EXECUTIVE OFFICER, TECO ENERGY, INC., Tampa, Florida, an electric utility holding company. Mr. Guzzle has served as President and Chief Executive Officer of TECO Energy, Inc. since 1989 and in 1991 was also named Chairman of the Board; from 1988 until 1989, he served as its President and Chief Operating Officer. Mr. Guzzle has been a director of the
Corporation since April 1992 and is a member of the audit committee. During 1993, he attended 6 out of 8 Corporation Board meetings and 3 out of 4 meetings of the committee of the Board on which he served. He also serves as a director of TECO Energy, Inc.
                                       8

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(Photo)           E. BRONSON INGRAM (62), CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
                  INGRAM INDUSTRIES INC., Nashville, Tennessee, a diversified holding company. Mr. Ingram was elected Chairman of Ingram Industries Inc. in December 1993 and prior to that time served as its President. He has been a director of the Corporation since April 1993 and is a member of the asset quality review committee. During 1993, Mr. Ingram attended 4 out of 6
Corporation Board meetings and 3 out of 5 meetings of the committee of the Board on which he served. He also serves as a director of Ingram Industries Inc. and Weyerhaeuser Company and as President of the Board of Trust of Vanderbilt University.
(Photo) W. W. JOHNSON (63), CHAIRMAN OF THE EXECUTIVE COMMITTEE, NATIONSBANK CORPORATION, Charlotte, North Carolina. Mr. Johnson was, since 1980, Chairman of the Board and Chief Executive Officer of Bankers Trust of South Carolina, which merged with the Corporation in January 1986. Mr. Johnson has been a director of the Corporation since 1986 and is chairman of the executive committee. During 1993, Mr. Johnson attended all Corporation Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Alltel Corporation, The Liberty Corporation and Duke Power Company.

(Photo) HUGH L. MCCOLL, JR. (58), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, NATIONSBANK CORPORATION, AND CHIEF EXECUTIVE OFFICER OF EACH OF ITS SUBSIDIARY BANKS, Charlotte, North Carolina. Mr. McColl also served as Chairman of the Board of the Corporation from 1983 until December 31, 1991 and was re-appointed Chairman on December 31, 1992. Mr. McColl has been a director of the Corporation since 1972 and is a member of the contributions, executive and nominating committees. During 1993, Mr. McColl attended all Corporation Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of CSX Corporation, Jefferson-Pilot Corporation, Ruddick Corporation and Sonoco Products Company.
                                       9

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(Photo)           BUCK MICKEL (68), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                  OFFICER, R.S.I. HOLDINGS INC., Greenville, South Carolina, a holding company of corporations involved in distribution and textiles. Mr. Mickel retired as Vice Chairman of the Board of Fluor Corporation in 1987, having also served as its President. Mr. Mickel served as a director of C&S/Sovran Corporation or one of its predecessors from 1986 until
December 31, 1991, at which time he was elected as a director of the Corporation. He is a member of the compensation and stock option committees. During 1993, Mr. Mickel attended all Corporation Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Delta Woodside Industries, Inc., Duke Power Company, Emergent Group, Inc., Fluor Corporation, Insignia Financial Corporation, The Liberty Corporation, Monsanto Company, and R.S.I. Holdings Inc.
(Photo) JOHN J. MURPHY (62), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, DRESSER INDUSTRIES, INC., Dallas, Texas, a supplier of engineered products and services utilized in energy-related activities. He also served as President of Dresser Industries, Inc. until April 1992. Mr. Murphy served as a director of NationsBank Texas Corporation from 1989 until December 31, 1991, at which time he was elected as a director of the
Corporation. He is chairman of the asset quality review committee. During 1993, Mr. Murphy attended 5 out of 8 Corporation Board meetings and 5 out of 8 meetings of the committee of the Board on which he served. He also serves as a director of Dresser Industries, Inc., Kerr-McGee Corporation and PepsiCo, Inc.

(Photo) JOHN C. SLANE (65), PRESIDENT, SLANE HOSIERY MILLS, INC., High Point, North Carolina, a manufacturer of textile products. Mr. Slane has been a director of the Corporation since 1969 and is a member of the audit, compensation and stock option committees. During 1993, he attended 5 out of 8 Corporation Board meetings and 5 out of 10 meetings of committees of the Board on which he served.
                                       10

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(Photo)           JOHN W. SNOW (54), CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                  EXECUTIVE OFFICER, CSX CORPORATION, Richmond, Virginia, a transportation company. Mr. Snow served as a director of C&S/Sovran Corporation or one of its predecessors from 1983 until December 31, 1991, at which time he was elected as a director of the Corporation. He is a member of the audit committee. During 1993, Mr. Snow attended 5 out of 8
Corporation Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of CSX Corporation, Dominion Resources, Inc., Bassett Furniture Industries, Inc. and Textron Inc.
(Photo) MEREDITH R. SPANGLER (56), TRUSTEE AND BOARD MEMBER, Chapel Hill, North Carolina. She is a director of C. D. Spangler Construction Company and is Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. Mrs. Spangler has been a director of the Corporation since 1988 and is a member of the asset quality review and contributions committees. During
1993, Mrs. Spangler attended all Corporation Board meetings and all meetings of committees of the Board on which she served. She also serves as a director of Stone & Webster, Incorporated.

(Photo) ROBERT H. SPILMAN (66), CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BASSETT FURNITURE INDUSTRIES, INC., Bassett, Virginia, a furniture manufacturer. He has been a director of the Corporation since 1979 and is a member of the executive committee. During 1993, Mr. Spilman attended 6 out of 8 Corporation Board meetings and 7 out of 11 meetings of the committee of the Board on which he served. He also serves as a director of the Pittston Company, Trinova Corporation, Bassett Furniture Industries, Inc. and as Chairman of the Board of Jefferson-Pilot Corporation.
                                       11

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(Photo)           WILLIAM W. SPRAGUE, JR. (67), CHAIRMAN AND CHIEF EXECUTIVE
                  OFFICER, SAVANNAH FOODS & INDUSTRIES, INC., Savannah, Georgia, a food products business. Mr. Sprague served as a director of C&S/Sovran Corporation or one of its predecessors from 1970 until December 31, 1991, at which time he was elected as a director of the Corporation. He is a member of the asset quality review and nominating committees. During 1993, Mr.
Sprague attended 6 out of 8 Corporation Board meetings and 9 out of 10 meetings of committees of the Board on which he served. He also serves as a director of Savannah Foods & Industries, Inc.
(Photo) RONALD TOWNSEND, (52), PRESIDENT/GANNETT TELEVISION, GANNETT COMPANY, INC., Arlington, Virginia, a communications company. He has been in his present position since May 1989, and prior thereto he was President and General Manager of WUSA Television in Washington, D.C. He has been a director of the Corporation since April 1993 and is a member of the compensation and stock option committees. During 1993, Mr.
Townsend attended all Corporation Board meetings and all meetings of committees of the Board that he was eligible to attend. He also serves as a director of Alltel Corporation.
(Photo) JACKIE M. WARD (55), PRESIDENT AND CHIEF EXECUTIVE OFFICER, COMPUTER GENERATION INCORPORATED, Atlanta, Georgia, a computer software company. Ms. Ward currently is not a director of the Corporation. She also serves as a director of Home Nutritional Services, Inc., SCI Systems, Inc., Blue Cross and Blue Shield of Virginia, and Information America, Inc.

(Photo)           MICHAEL WEINTRAUB (55), PRIVATE INVESTOR, Miami, Florida. Mr.
                  Weintraub was Vice Chairman of Pan American Banks Inc., which merged with the Corporation in 1985. Mr. Weintraub has been a director of the Corporation since 1986 and is a member of the audit and contributions committees. During 1993, Mr. Weintraub attended all Corporation Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of The Continental Corporation and IVAX Corporation.
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The following table sets forth the number of shares of Common Stock owned by the listed individuals.
OWNERSHIP OF EQUITY SECURITIES AS OF DECEMBER 31, 1993 OF CURRENT DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

  NAME                                                                  PERCENT
                                                                        OF CLASS

                                        AMOUNT
                                        AND
                                        NATURE
                                        OF
                                        BENEFICIAL
                                        OWNERSHIP
                                        (2)(3)
Ronald W. Allen                                        1,108               (1)
William M. Barnhardt (4)                              29,839               (1)
Thomas M. Belk (5)                                    12,795               (1)
Thomas E. Capps (6)                                    1,655               (1)
R. Eugene Cartledge                                    1,000               (1)
Charles W. Coker (7)                                  44,500               (1)
Thomas G. Cousins                                     43,301               (1)
Alan T. Dickson (8)                                   56,414               (1)
W. Frank Dowd, Jr. (9)                                14,845               (1)
A. L. Ellis (10)                                   6,905,902               2.55%
Fredric J. Figge, II                                  65,672               (1)
Paul Fulton (11)                                       1,204               (1)
L. L. Gellerstedt, Jr. (12)                           24,386               (1)
Timothy L . Guzzle                                     1,976               (1)
James H. Hance, Jr. (13)                              84,797               (1)
E. Bronson Ingram (14)                                49,516               (1)
W. W. Johnson                                         64,130               (1)
Kenneth D. Lewis                                      70,661               (1)
Hugh L. McColl, Jr.                                  263,176               (1)
Robert E. McNair (15)                                    500               (1)
Buck Mickel (16)                                       5,000               (1)
John J. Murphy                                         1,000               (1)
John C. Slane (17)                                    32,032               (1)
John W. Snow                                             809               (1)
Meredith R. Spangler (18)                          8,000,118               2.95%
Robert H. Spilman                                      3,651               (1)
William W. Sprague, Jr. (19)                          11,131               (1)
James W. Thompson                                    110,478               (1)
Ronald Townsend                                          500               (1)
Jackie M. Ward                                             0               (1)
Michael Weintraub (20)                               795,753               (1)
All directors, nominees and executive
  officers as a group (34 persons)
  (21)                                            16,937,793               6.25%


 (1) Represents less than 1% of the outstanding shares of Common Stock.
 (2) All shares of Common Stock indicated in the above table are subject to the sole investment and voting power of the directors and corporate officers, except as otherwise set forth in the footnotes below.
 (3) As of December 31, 1993, none of the listed individuals owned shares of ESOP Preferred Stock, except Mr. Ellis, Mr. Figge, Mr. Hance, Mr. Johnson, Mr. Lewis, Mr. McColl and Mr. Thompson who each owned 43 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. As of December 31, 1993, no director, nominee for
                                       13
     director or executive officer of the Corporation beneficially owned more than 1% of the outstanding shares of ESOP Preferred Stock. Such ESOP Preferred Stock is held of record by State Street Bank and Trust Company (the Trustee) as trustee of the ESOP Trust Agreement executed in connection with the Corporation's Retirement Savings Plan. Subject to the terms and provisions of the trust, the Trustee has sole investment power with respect to all shares of ESOP Preferred Stock. It votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants' instructions, and it votes allocated shares of ESOP Preferred Stock as to which no instructions are received together with unallocated shares in the same proportion as the shares for which voting instructions are received are voted.

 (4) Includes 7,478 shares of Common Stock over which Mr. Barnhardt shares voting and investment power but does not include 4,790 shares of Common Stock owned by his wife over which he disclaims beneficial ownership.
 (5) Includes 9,360 shares of Common Stock over which Mr. Belk shares voting and/or investment power.
 (6) Does not include 5,000 shares of Common Stock owned by a subsidiary of Dominion Resources, Inc. over which Mr. Capps disclaims beneficial interest.
 (7) Includes 38,700 shares of Common Stock owned by Mr. Coker's wife over which he shares voting and investment power.
 (8) Includes 53,545 shares of Common Stock over which Mr. Dickson shares voting and investment power.
 (9) Includes 3,032 shares held in a trust in which Mr. Dowd is a beneficiary but does not include 996 shares of Common Stock owned by Mr. Dowd's wife over which he disclaims beneficial ownership.
(10) Includes 20,000 shares of Common Stock owned by the Ellis Foundation, Inc. and 1,161,288 shares of Common Stock owned by Carlen Realty Company, a corporation which is 100% owned by Mr. Ellis and of which he also is an officer and director. He has sole voting and investment power for all such shares.
(11) Does not include 100 shares of Common Stock owned by Mr. Fulton's wife over which he disclaims beneficial ownership.
(12) Includes 4,803 shares of Common Stock owned by Mr. Gellerstedt's wife and 966 shares of Common Stock owned by Beers Construction Company over which he has voting and investment power.
(13) Includes 2,000 shares of Common Stock held jointly with Mr. Hance's wife over which he shares voting and investment power.
(14) Includes 31,527 shares of Common Stock held in a trust belonging to a family member over which Mr. Ingram is a co-trustee, for which he has shared voting and investment power, and for which he disclaims beneficial ownership.
(15) Includes 300 shares of Common Stock held in a trust over which Mr. McNair shares investment power but does not include 300 shares of Common Stock owned by Mr. McNair's wife over which he disclaims beneficial ownership.
(16) Does not include 200 shares of Common Stock owned by Mr. Mickel's wife over which he disclaims beneficial ownership.
                                       14

(17) Does not include 4,047 shares of Common Stock owned by Mr. Slane's wife over which he disclaims beneficial ownership and does include 3,818 shares of Common Stock owned by Slane Hosiery Mills, Inc. over which he shares voting and investment power.
(18) Includes 7,990,118 shares of Common Stock owned by Mrs. Spangler's husband, certain other family members for whom Mrs. Spangler's husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler's husband, over which Mrs. Spangler shares voting and investment power.
(19) Includes 1,491 shares of Common Stock owned by Mr. Sprague's wife over which he shares voting and investment power.
(20) Includes 5,000 shares of Common Stock as to which Mr. Weintraub had the right to acquire beneficial ownership within 60 days after December 31, 1993 through the exercise of stock options and includes 668,277 shares of Common Stock held by certain family interests and the Estate of Joseph Weintraub over which Mr. Weintraub shares voting and investment power but disclaims beneficial ownership.
(21) Includes 71,138 shares of Common Stock as to which such persons had the right to acquire beneficial ownership within 60 days after December 31, 1993 through the exercise of stock options. Of these 16,937,793 shares of Common Stock, such persons had sole voting and investment power over 8,133,566 shares of Common Stock and shared voting or investment power or both over 8,804,227 shares.
Pursuant to Section 16 of the Exchange Act, directors and executive officers of the Corporation are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Corporation's stock. Except as described below, to the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, insiders of the Corporation complied with all filing requirements. In that regard, Mr. Bronson Ingram, a director elected in April 1993, filed an amendment to his April 1993 Form 3 to include shares owned by a trust for the benefit of one of his relatives. In addition, Mr. Ingram filed an amendment to his April 1993 Form 3 to report the sale of shares by his wife, which sale occurred prior to his election as a director. Mr. John Slane, a director, filed a Form 4 on February 22, 1994 reporting the acquisition of shares on December 22, 1993 under the Corporation's dividend reinvestment plan.
                                       15

COMMITTEES OF THE BOARD OF DIRECTORS
The Corporation has the following standing committees to which directors are appointed: asset quality review, audit, compensation, contributions, executive, nominating and stock option.
The audit committee, currently consisting of eight directors who are not officers of the Corporation or of a subsidiary, reviews at least semi-annually the work of the audit and loan review staffs and requires reports covering such work to be prepared. The audit committee establishes the scope and detail of the continuous audit program which is conducted by the audit staff and the loan review staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board and the shareholders, it engages a qualified firm of independent public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary from the audit firm. In addition, the General Auditor of the Corporation reports to the chairman of the audit committee on all matters relating to the Corporation. During 1993, the committee held four meetings.
The compensation committee, currently consisting of seven directors who are not officers of the Corporation or of a subsidiary, provides overall guidance to officer compensation programs, including salaries and other forms of compensation. The committee reviews the officer salary administration program as necessary, including salary grades and ranges, and salary surveys. It also reviews and approves salary changes, grade changes and promotions for executive officers and major benefit plans for employees. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation's directors who are also officers of the Corporation are subject to approval by the Board. During 1993, the committee held four meetings.
The nominating committee, currently consisting of four directors who are not officers of the Corporation or of a subsidiary and the Chief Executive Officer, reviews information assembled for the purposes of selecting candidates for nomination to membership on the Board. Following appropriate investigations, it ascertains the willingness of selected individuals to serve and extends, on behalf of the Board, invitations to
                                       16
become candidates. Its recommendations are presented to the Board at regularly scheduled meetings. The committee will also consider, at its regularly scheduled meetings, those recommendations by shareholders which are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 1993, the committee held two meetings.
BOARD OF DIRECTORS' COMPENSATION
In 1993, compensation for each director, who was not an officer of the Corporation or of a subsidiary, included an annual retainer of $30,000 and an attendance fee of $1,200 for each meeting of the Corporation's Board or committee of the Board. During 1993, there were eight meetings of the Board. The aggregate amount of all payments by the Corporation to directors during 1993 was $1,102,800.
In October, 1984, the Corporation's Board adopted the NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan (the Directors' Retirement Plan) effective as of January 1, 1985. The Directors' Retirement Plan covers directors of the Corporation, NationsBank of North Carolina, N.A. and NationsBank of Florida, N.A. other than directors who are current or former employees of the Corporation or one of its subsidiaries. Directors are required to complete five years of service as a director in order to become eligible for benefits. A director who satisfies the service requirement becomes eligible for benefits on the date (after January 1, 1985) such director ceases to be a director for a reason other than death or attains age 65, whichever occurs later. The annual benefit paid to a former director under the Directors' Retirement Plan is equal to the annual retainer fee that was last paid to such director for services as a director. The benefit is paid in equal quarterly installments. Benefits are paid to a former director until the first to occur of the following: (i) receipt of payments for a period of time equal to such director's years of service as a director; (ii) receipt of payments for ten years; or (iii) the director's death. The cost of benefits under the Directors' Retirement Plan is paid from the general assets of the participating employers as such benefits become payable to former directors. In 1993, the cost of benefits accrued under the Plan for all eligible directors was $442,930 and $221,000 was paid to fourteen retired directors.
                                       17

EXECUTIVE COMPENSATION
The following table sets forth the compensation paid to each named executive officer for services rendered to the Corporation and its subsidiaries during the periods indicated.
                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION          LONG TERM
                                                        OTHER     COMPENSATION
                                                        ANNUAL     RESTRICTED      ALL OTHER
        NAME AND                  SALARY      BONUS      COM.     STOCK AWARDS    COMPENSATION
   PRINCIPAL POSITION      YEAR      $          $        $(1)         $(3)            $(4)
Hugh L. McColl, Jr.        1993   800,000   1,800,000       --              0        183,042(5)
 Chairman & CEO,           1992   700,000   1,800,000   50,897(2)   4,350,000        205,180(5)
 NationsBank
 Corporation               1991   700,000   1,300,000       --              0             --
James W. Thompson          1993   575,000     800,000       --              0         25,875(6)
 Vice Chairman,            1992   500,000     600,000       --      2,175,000          6,546(6)
 NationsBank
 Corporation               1991   475,000     525,000       --              0             --
Kenneth D. Lewis           1993   550,000     800,000       --              0        112,250(7)
 President, NationsBank    1992   450,000     550,000       --      1,740,000        170,250(7)
 Corporation               1991   380,000     420,000       --              0             --
James H. Hance, Jr.        1993   525,000     800,000       --              0         23,625(6)
 Vice Chairman &           1992   400,000     550,000       --      2,175,000         18,000(6)
 Chief Financial Officer   1991   375,000     625,000       --              0             --
 NationsBank Corporation
Fredric J. Figge, II       1993   475,000     700,000       --              0         21,375(6)
 Chairman, Corporate Risk  1992   400,000     480,000       --      1,740,000         18,000(6)
 Policy
 NationsBank Corporation   1991   390,000     410,000       --              0             --

 (1) For 1993 and 1992, excludes perquisites and other personal benefits, securities or property which, in the aggregate, do not exceed $50,000 for each named executive officer. In accordance with the Securities and Exchange Commission's transition rules, amounts of Other Annual Compensation for 1991 have been omitted.
 (2) Includes an auto allowance in the amount of $17,362 and tax preparation in the amount of $26,400.
 (3) On January 22, 1992, the Corporation granted the following numbers of shares of restricted stock to the named executive officers: Mr. McColl -- 100,000 shares; Mr. Thompson -- 50,000 shares; Mr. Lewis -- 40,000 shares; Mr. Hance -- 50,000 shares; and Mr. Figge -- 40,000 shares. (Values in the column are based on the closing price of $43.50 per share on January 22, 1992.) These shares vest in equal installments over 5 years beginning in 1993, and each of the named executive officers has the right to receive dividends on these shares prior to vesting. As of December 31, 1993, the named executive officers held the following numbers of shares of restricted stock with the following values (based on the closing price of $49.00 per share on December 31, 1993): Mr. McColl -- 80,000 shares valued at $3,920,000; Mr. Thompson -- 40,000 shares valued at $1,960,000; Mr.
     Lewis -- 32,000 shares valued at $1,568,000; Mr. Hance -- 40,000 shares valued at $1,960,000; and Mr. Figge -- 32,000 shares valued at $1,568,000.
 (4) In accordance with the Securities and Exchange Commission's transition rules, amounts of All Other Compensation for 1991 have been omitted.
 (5) Includes matching contributions by the Corporation under certain defined contribution plans in the amounts of $36,000 and $31,500 for 1993 and
                                       18

    1992, respectively, and the value of certain premiums paid by the Corporation under a split dollar life arrangement in the amounts of $147,042 and $173,680 for 1993 and 1992, respectively.
 (6) Represents matching contributions by the Corporation under certain defined contribution plans.
 (7) Includes matching contributions by the Corporation under certain defined contribution plans in the amounts of $24,750 and $20,250 for 1993 and 1992, respectively, and an allocation under a special defined contribution arrangement in the amounts of $87,500 and $150,000 for 1993 and 1992, respectively.
RETIREMENT PLANS
The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation's qualified and nonqualified defined benefit plans. (1)
                               PENSION PLAN TABLE

                                ANNUAL BENEFITS UPON RETIREMENT
                                WITH YEARS OF SERVICE INDICATED
                                                         15 YEARS
AVERAGE ANNUAL EARNINGS      5 YEARS      10 YEARS        OR MORE
      $   500,000           $ 100,000    $   200,000    $   300,000
          750,000             150,000        300,000        450,000
        1,000,000             200,000        400,000        600,000
        1,250,000             250,000        500,000        750,000
        1,500,000             300,000        600,000        900,000
        1,750,000             350,000        700,000      1,050,000
        2,000,000             400,000        800,000      1,200,000
        2,250,000             450,000        900,000      1,350,000
        2,500,000             500,000      1,000,000      1,500,000
        2,750,000             550,000      1,100,000      1,650,000

(1) The table sets forth the combined benefits payable under the NationsBank Pension Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Retirement Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan and Social Security. Messrs. McColl, Thompson, Lewis, Hance and Figge each participate in the three plans of the Corporation listed above.
A participant's average annual earnings means the average of the five highest years of the participant's salary and bonuses during his last ten years of employment. The salary and bonuses used to determine a participant's average annual earnings are the same as the salary and bonuses disclosed in the Salary and Bonus columns of the Summary Compensation Table. The table describes annual benefits payable in the form of a joint and 75% survivor annuity beginning at normal
                                       19
retirement. For purposes of the table, normal retirement means a participant's separation from service following either (1) attainment of age 62 or (2) attainment of age 60 with 20 years of service. A person who retires before normal retirement may be entitled to reduced benefits under the plans depending on the participant's age and years of service. The Corporation has entered into an arrangement with Mr. Figge pursuant to which he would receive retirement benefits equal to 50% of his average annual earnings upon the completion of 11 years of service (payable as a joint and 50% survivor annuity) and 60% of average annual earnings upon the completion of 14 years of service (payable as a joint and 75% survivor annuity).
As of December 31, 1993, Messrs. McColl, Thompson, Lewis, Hance and Figge had the following amounts of average annual earnings and completed years of service:
Mr. McColl -- $1,960,000 and 34 years; Mr. Thompson -- $985,000 and 30 years; Mr. Lewis -- $852,500 and 24 years; Mr. Hance -- $853,000 and 6 years; and Mr. Figge -- $781,000 and 6 years.
DEFERRED COMPENSATION PLAN
Messrs. McColl, Thompson and Lewis also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the Deferred Compensation Plan) which was established by the Corporation as of November 1, 1985. The named executives deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executives under the plan since 1989.
Under the Deferred Compensation Plan, a participant is returned his deferrals, along with interest, following the participant's termination of employment. The annual rate of interest depends on the participant's age and years of service at termination and will be approximately 13% (in the case of normal retirement or special early retirement), 11% (in the case of regular early retirement) or 8% (in the case of termination prior to regular early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; special early retirement means termination of employment following attainment of age 55 with 20
                                       20
years of service; and regular early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant's regular early retirement benefit (or the participant's special early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for regular early retirement may, in effect, receive a return on the participant's deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for regular early retirement. BENEFIT SECURITY TRUST
The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the Trust) which is a grantor trust under Section 671 of the Code. The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation, including generally all of the Corporation's nonqualified defined contribution and defined benefit plans, with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust are discretionary with the Corporation and its participating subsidiaries from time to time. In that regard, the Corporation has made cumulative contributions of $77.9 million to the Trust through December 31, 1993. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an Event of Insolvency (as such term is defined in the Trust). The market value of assets held in the Trust as of December 31, 1993 was $84.5 million.
                                       21

STOCK OPTIONS
No options or stock appreciation rights were awarded or exercised in 1993 with respect to any of the named executive officers. None of the named executive officers holds any options or stock appreciation rights.
TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
FIVE-YEAR PERIOD ENDING DECEMBER 31, 1993
The following graph compares the yearly percentage change in the Corporation's cumulative total shareholders' return on the Corporation's common stock with (i) Standard & Poor's 500 Index, and (ii) Standard & Poor's Major Regional Banks Index for the years ended 1989 to 1993, inclusive.

          (Performance Graph appears here--see appendix)
The graph assumes an initial investment of $100 at the end of 1988 and the reinvestment of all dividends during the periods indicated.
                                       22

COMPENSATION AND STOCK OPTION COMMITTEES REPORT ON EXECUTIVE COMPENSATION
The compensation committee of the Board of Directors of the Corporation provides overall guidance to the Corporation's executive compensation programs. During 1993 the committee was composed of eight members (seven outside directors and the Chief Executive Officer of the Corporation). The Chief Executive Officer resigned from the committee effective January 25, 1994. The committee meets quarterly to review the Corporation's compensation programs, including executive salary administration and incentive compensation plans. The committee makes recommendations jointly with the executive committee to the Board of Directors regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in those discussions or in the making of such recommendations by the compensation and executive committees. The Board of Directors (other than the Chief Executive Officer) must approve all compensation actions regarding the Chief Executive Officer. During 1993 the Board of Directors approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer.
GENERAL EXECUTIVE COMPENSATION POLICIES
The Corporation's executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior corporate performance measured by the Corporation's financial results and strategic achievements.
The Corporation pays its executive officers three principal types of compensation: base salary, annual incentive compensation and long-term incentive compensation, each of which is more fully described below. Executive officers also participate in the Corporation's various qualified and certain non-qualified employee benefit plans designed to provide retirement income.
1. Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Corporation. To determine the necessary amounts of base salary to attract and retain top quality management, the committee
                                       23
extensively reviews comparable salary and other compensation arrangements in effect at comparable competitor financial institutions. Such comparable competitor financial institutions include all of the banks listed in the Standard & Poor's Major Regional Banks Index used in the graph on page 22. In addition, the committee compares the group with the base salary data of the 35 largest United States bank holding companies. Based on such comparison, the committee increased the base salary levels of the named executive officers effective as of July 1, 1993. The amount of base salary paid during 1993 to the named executive officers generally is slightly above the median of the competitive range for the Chief Executive Officer and in the high end of the competitive range for the remaining named executive officers. However, when competitive base salary data is adjusted to consider the size of the financial institution, the Chief Executive Officer's base salary is somewhat below the median of the competitive range while the other named executive officers' base salaries generally approximate the median of the competitive range as a group.

Over the last several years the Corporation's policy has been to place less emphasis on base salary and greater emphasis on variable, performance-related annual and long-term incentive compensation. The goal of this policy is to better align the interests of management with the interests of shareholders.
2. Annual incentive compensation. The Corporation provides performance-related compensation to its executive officers on an annual basis under the Annual Incentive Plan adopted each year. Under this Plan, the Corporation establishes for a year an incentive compensation fund, the size of which depends upon the Corporation achieving certain objective financial goals that are established by the committee during the first quarter of each year. The fund is then allocated among the executive officer participants based on an assessment of each participant's individual performance for the year. The committee may in its discretion make no awards under the Annual Incentive Plan for a given year, as was the case in 1987 and 1990.
Historically, the objective financial goal used by the committee for determining the Plan's annual fund has been return on average common shareholders' equity
(ROE), which measures net income of the Corporation for a year as a percentage of average common shareholders' equity for that year. The committee may also in a given year consider other financial
                                       24
criteria in addition to ROE, such as the financial results of particular business units, positioning in the marketplace to generate non-interest income and strength of various balance sheet components.
An individual executive officer's award pursuant to the Annual Incentive Plan with respect to a fiscal year is based on an assessment by the Chief Executive Officer of that executive officer's performance in relation to the Corporation's financial goals for the year, including the financial results of the business units for which the executive officer has responsibility. The Chief Executive Officer may also take into account the executive officer's contributions towards achievement of corporate strategic goals during the year and over time. The relative weights of these criteria are determined by the Chief Executive Officer in his discretion. A similar assessment is made of the Chief Executive Officer by the compensation committee and subsequently by the executive committee.
For the 1993 Annual Incentive Plan, ROE was the sole financial criterion used by the committee in determining the size of the incentive compensation award fund. The design of the 1993 Plan provided a minimum threshold ROE to be achieved in order to generate a fund for the year. The 1993 Plan also contained a target ROE for the fiscal year which was the same as the Corporation's financial performance target for the fiscal year. Under this design, the incentive compensation fund generally increased proportionately based on increases between the threshold ROE and the target ROE and beyond for the year. Individual awards for named executive officers for 1993 ranged from approximately 1.4 times base salary paid to approximately 2.25 times base salary paid.
As a result of the enactment of Section 162(m) of the Internal Revenue Code effective as of January 1, 1994 as part of the Revenue Reconciliation Act of 1993, compensation paid to certain of the Corporation's executive officers in excess of $1.0 million for a fiscal year of the Corporation will be subject to certain limitations on deductibility for federal income tax purposes. Based upon a review of the Corporation's executive compensation practices and consultation with an independent compensation consultant, the compensation committee and the Board of Directors have adopted, effective January 1, 1994, the NationsBank Corporation Executive Incentive Compensation Plan subject to approval of the shareholders. This Plan, if
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
approved by the shareholders, is intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code. See page 35 for a description of the Plan.
3. Long-term incentive compensation. The compensation committee believes that stock ownership is the best way to align the interests of the executive officers with those of the Corporation's shareholders. To that end, the Committee may award executive officers with restricted stock under the Corporation's 1986 Restricted Stock Award Plan.
The Stock Award Plan, which has been previously approved by the shareholders, contains a formula which establishes the number of shares available for award each fiscal year. Subject to certain adjustments to take into account options awarded in prior years under the Corporation's 1978 Key Employee Stock Option Plan, 0.5% of the total shares of common stock outstanding on the first day of each calendar year during which the Plan is in effect become available for granting awards in such year. All shares available for granting awards in any year that are not used and shares allocated to awards that are canceled or forfeited are also available for use in subsequent years. On January 1, 1993 there was a total of 1,449,911 shares of common stock available for award under the Plan.
The Stock Award Plan is administered by the stock option committee of the Corporation, which during 1993 consisted of the members of the compensation committee other than Mr. McColl. The stock option committee, upon recommendation by executive management, determines whether, to whom and in what amounts awards are to be made under the Plan. The Board of Directors acts on the recommendations of the compensation and executive committees regarding proposed awards under the Plan to the Chief Executive Officer.
Awards are intended to serve as compensation over a period of several years and are therefore generally not made every year. Also, in order to provide additional incentives for a participant to remain in service with the Corporation, an award vests in the participant in five equal annual installments beginning on the first day of the calendar year following the award.
In view of the restricted stock awards made to the named executive officers during 1992, which vest equally in years
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
1993 through 1997, the stock option committee made no further awards to the named executive officers during 1993.
1993 COMPENSATION FOR MR. MCCOLL
The general policies described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board of Directors (other than Mr. McColl) with respect to the 1993 compensation for Mr. McColl as the Corporation's Chief Executive Officer.
Based on the committee's review of the base salary levels of chief executive officers at the comparable competitor financial institutions referred to above, Mr. McColl's annualized base salary was increased to $900,000 effective as of July 1, 1993, which resulted in a salary of $800,000 to Mr. McColl for calendar year 1993. This has been Mr. McColl's only base salary adjustment since 1990. The committee awarded Mr. McColl $1.8 million in annual incentive compensation under the 1993 Annual Incentive Plan, the same amount as his 1992 award. The committee based this award on a number of factors evidencing Mr. McColl's outstanding performance during 1993 that are described below.
The most important factor in this determination was the Corporation's outstanding financial performance during 1993 under Mr. McColl's leadership as measured by several objective financial criteria. First, 1993 ROE of 17.33 percent exceeded the target return on shareholders' equity established by the committee during 1993. Second, the committee took into account the growth in net income of the Corporation, earnings per share and other financial criteria. Specifically, net income was $1.50 billion, or $5.78 per common share. This represented a 26 percent increase in earnings per share. Adjusting to eliminate the impact of tax benefits from both 1993 and 1992 results, net income in 1993 rose 43 percent to $1.3 billion from $912 million in 1992, while earnings per share increased 37 percent to $5.00 per share. The quality of the Corporation's earnings also improved during 1993, led by strong loan and revenue growth, improving credit quality and good expense control.
Another important factor was the committee's assessment of Mr. McColl's continued leadership in advancing the Corporation's long-term strategic business goals. Specifically, during
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
1993 the Corporation (i) completed its acquisition of substantially all of the assets of Chrysler First, Inc. to launch the new NationsCredit unit, (ii) acquired the Chicago Research & Trading Group, Ltd., thereby enhancing the Corporation's ability to deliver to its customers sophisticated financial products, (iii) merged with MNC Financial Inc., thereby adding significantly to the Corporation's franchise in the Baltimore-Washington area, (iv) implemented the NationsSecurities joint venture with the Dean Witter organization, and (v) acquired substantially all the assets of the US WEST Financial Services, Inc. organization.

Finally, the committee reviewed the consistent achievement by the Corporation of its financial and strategic goals over the last several years under Mr. McColl's leadership. The committee in particular took into account that the compound annual growth rate in shareholder value (i.e., stock appreciation plus dividends) was approximately 18 percent over the last ten years.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE CORPORATION'S BOARD OF DIRECTORS:
Ronald W. Allen
Charles W. Coker
W. Frank Dowd
L. L. Gellerstedt, Jr.
Hugh L. McColl, Jr.
Buck Mickel
John C. Slane
Ronald Townsend
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
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Allen, Coker, Dowd, Gellerstedt, McColl, Mickel, Slane and Townsend served as members of the Corporation's compensation committee during 1993. In addition, Mr. W. Roger Soles served as a member of the Corporation's compensation committee from January through April 1993, when he retired from the Corporation's Board. Mr. McColl served as Chief Executive Officer of the Corporation during 1993, and became Chairman of the Board on December 31, 1992. He is the only executive officer of the Corporation who served on the Corporation's compensation committee during 1993. Mr. McColl served on the compensation committee through January 24, 1994 and is no longer a member. Mr. McColl served as a director in 1993 and as a member of the compensation committee through January 1993 of Ruddick Corporation, of which Mr. Dickson, a member of the Corporation's Board of Directors, is Chairman.
During 1993, the Corporation and its subsidiaries paid Jefferson-Pilot Life Insurance Company, a subsidiary of Jefferson-Pilot Corporation of which Mr.
W. Roger Soles was Chairman, a total of approximately $7,811,300 for group life insurance premiums (including employee-paid premiums) and administrative fees for servicing the Corporation's self-insured medical plan for employees. In addition, the Corporation and its subsidiaries fully reimbursed Jefferson-Pilot Life for all medical insurance claims paid to employees of the Corporation and its subsidiaries during 1993. The premium rates and fees paid by the Corporation and its subsidiaries are no greater than that paid by independent third parties. NationsBank of North Carolina, N.A. (NationsBank North Carolina) leases space for its Greensboro main office and incidental office space from Jefferson Standard Life Insurance Company, a subsidiary of Jefferson-Pilot Corporation. The annual rental paid for the space, which is approximately 52,200 square feet, is approximately $578,650. The rental paid by NationsBank North Carolina is at a rate no more or less favorable, in the opinion of management of NationsBank North Carolina, than that which an unaffiliated company would be required to pay for similar space.
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
Beers Construction Company (Beers), of which L. L. Gellerstedt, Jr., a member of the Corporation's compensation committee, is Chairman of the Board, entered into a construction contract in 1990 with CSC Associates, L.P. (CSC) to be the general contractor to construct a new 55 story building located in Atlanta, Georgia and known as NationsBank Plaza. The building is in part occupied by NationsBank and serves as the NationsBank Atlanta headquarters. C&S Premises, Inc., a wholly-owned subsidiary of the Corporation, has a 50% equity interest in CSC. The building construction was substantially completed in 1992, and CSC contracted to use Beers to complete Phase II -- West Plaza and certain upfit work. The fee paid to CSC in 1993 was $85,408. Additionally, the Corporation (as tenant) contracted directly with Beers to perform interior construction at NationsBank Plaza. These contracts provide for a maximum fee to Beers of $23,000. In the opinion of management of the Corporation, the amount paid to Beers for such services is not higher than that which would be paid to an unrelated party rendering similar services.
NationsBank North Carolina entered into a construction contract in 1993 with Shelco, Inc. to construct a 400,000 square foot office facility in Guilford County, North Carolina. Completion of the facility, which will be owned by NationsBank North Carolina, is anticipated to occur during the third quarter of 1994. Approximately $10,400,000 has been paid to Shelco in 1993 under this contract. Hugh L. McColl, III, son of Hugh L. McColl, Jr., Chairman of the Board and Chief Executive Officer of the Corporation, is the Chief Executive Officer of Shelco, Inc. Neither Mr. McColl nor his son had any participation in the negotiation or arrangement of this contract. In the opinion of management of NationsBank North Carolina, the amount paid to Shelco is not higher than that which would be paid to an unrelated party rendering similar services.
The Corporation and various of its subsidiaries purchase business forms and supplies from Jordan Graphics, Inc., a subsidiary of Ruddick Corporation of which Mr. Alan T. Dickson is Chairman. In 1993, purchases from Jordan Graphics amounted to approximately $183,200, which were at rates competitive with those charged by other suppliers of those products.
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
CERTAIN TRANSACTIONS
A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation's various banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risk of collectibility or present other unfavorable features.
NationsBank North Carolina leases space for its Chapel Hill main office from Franklin Street Plaza, Ltd., of which Mr. John M. Belk, a brother of Thomas M. Belk, is a partner. The annual rental paid for the space, which is approximately 20,600 square feet, is approximately $333,000. The rental paid by NationsBank North Carolina is at a rate no more or less favorable, in the opinion of management of NationsBank North Carolina, than that which an unaffiliated company would be required to pay for similar space.

NationsBank of Virginia, N.A. (NationsBank Virginia) leases space for its Norfolk office from Three Commercial Place Associates, a joint venture in which the Corporation has a 70% interest, and Norfolk Southern Corporation, of which Mr. Arnold B. McKinnon, a retired director of the Corporation, is Chairman of the Executive Committee, has a 30% interest. The annual rental paid for the space, which is approximately 170,646 square feet, is approximately $4,266,000. In addition, Norfolk Southern Corporation leases approximately 116,800 square feet of space from Three Commercial Place Associates at an annual rental of approximately $2,921,000. The rental paid is at a rate no more or less favorable, in the opinion of management of NationsBank Virginia, than that which an unaffiliated company would be required to pay for similar space.

NationsBank Virginia has entered into an agreement with Goodman Segar Hogan Hoffler (Goodman Segar Hogan), a majority owned indirect subsidiary of Dominion Resources, Inc., of which Mr. Thomas E. Capps is Chairman, President and Chief Executive Officer, for the leasing and management of three Norfolk buildings and parking facilities -- NationsBank Center, Two Commercial Place and Norfolk Southern Tower.
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
In 1993, fees paid to Goodman Segar Hogan were approximately $144,000. In the opinion of management of NationsBank Virginia, the amount paid for such services is not higher than that which would be paid to an unrelated party rendering similar services.
NationsBank of Florida, N.A. (NationsBank Florida) leases space for a banking office in Tarpon Springs, Florida from a company in which Mr. A. L. Ellis is a general partner. The annual rental for the space is approximately $30,000. The rental paid is at a rate no more or less favorable, in the opinion of management of NationsBank Florida, than that which an unaffiliated company would be required to pay for similar space. NationsBank Florida also has an easement agreement with a company controlled by Mr. A. L. Ellis for access and egress to a private road in a shopping center which is adjacent to the bank's branch located in South Winter Haven, Florida. The annual payment under the easement agreement is approximately $13,000.
NationsBank Florida leases space for its Miami main office from Intercontinental Bank, of which Mr. Michael Weintraub is a shareholder. The annual rental paid for the space, which is approximately 150,000 square feet, is approximately $1,593,000. The rental paid is at a rate no more or less favorable, in the opinion of management of NationsBank Florida, than that which an unaffiliated company would be required to pay for similar space.
Cousins Properties, Inc. (CPI), of which Thomas G. Cousins is Chairman and President, entered into a ground lease with the Corporation for a banking center at North Pointe, Alpharetta, Georgia. The lease commenced in October 1992 with annual rental payments to CPI of $65,000 per year.
NationsBank Corporation leases space for its Atlanta headquarters in NationsBank Plaza from CSC, which is a joint venture partnership between C&S Premises, Inc. and CPI which is the managing partner of the joint venture. The annual rental paid for the space, which is approximately 566,294 square feet, is approximately $14,200,000. The rental paid is at a rate no more or less favorable, in the opinion of management of the Corporation, than that which an unaffiliated company would be required to pay for similar space.
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
As described above, CSC and CPI were involved in the construction of NationsBank Plaza. CSC has also entered into an agreement with CPI for the management of NationsBank Plaza and has entered into an agreement with Cousins Real Estate Corporation, a wholly owned subsidiary of CPI, for the marketing, leasing of space and tenant construction management in NationsBank Plaza. In 1993, fees paid for building management, marketing and leasing of space in the building and tenant construction management were approximately $610,000, $684,000 and $54,000, respectively. In the opinion of management of the Corporation, the amount paid to CSC for such services is not higher than that which would be paid to an unrelated party rendering similar services.
NationsBank Florida acts in a fiduciary capacity for various trusts of Mr. A. L. Ellis, his related interests and family members. In this capacity, NationsBank Florida was paid approximately $78,000 in 1993.
During 1993, the Corporation and certain subsidiaries engaged the legal services of McNair & Sanford, P.A., of which Mr. Robert E. McNair, who currently is a director and who will retire at the end of April, is Chairman, at a cost of approximately $612,000. It is contemplated that Mr. McNair's firm will continue to render services to the Corporation and certain subsidiaries. The firm also leases space from Central City General, a partnership of which a subsidiary of NationsBank of South Carolina, N.A. (NationsBank South Carolina) is the General Partner. The annual rental for the space, which is located in the NationsBank Tower in Columbia, is approximately $735,000. NationsBank South Carolina also subleases 100 parking spaces to the firm at an annual rental of approximately $72,000. The rental rates charged to the firm were no less or more favorable, in the opinion of management of NationsBank South Carolina, than those rates which an unaffiliated company would be required to pay for similar space.
In March, 1984, the Ellis Banking Corporation, of which Mr. A. L. Ellis was Chairman of the Board, merged into a subsidiary of the Corporation. As a result of that merger, Mr. Ellis entered into a ten year employment agreement with NationsBank Florida whereby he assists NationsBank Florida in operating and expanding its business in Florida and receives in return $1.00 per year, an office and secretary, reimbursement of his business expenses and an automobile and driver.
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
In addition the Corporation continues Mr. Ellis's annual salary of $333,200, along with employee benefits, for an indefinite period so long as he chooses to be employed. In 1993, he received compensation and fees of $591,939 from the Corporation and subsidiaries.
Certain additional transactions with the Corporation's directors are described above under the caption Compensation Committee Interlocks and Insider Participation.
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Board, upon the recommendation of the audit committee, has approved the selection of the firm of Price Waterhouse as independent accountants to audit the books of the Corporation and its subsidiaries for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of Price Waterhouse for the purposes set forth above. The Corporation has been advised by Price Waterhouse that the firm did not have any direct financial interest or any material indirect financial interest in the Corporation and its subsidiaries during 1993.
Representatives of Price Waterhouse are expected to be present at the Shareholders' Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.
Approval of the proposal requires the affirmative vote of the majority of the shares of Common Stock and ESOP Preferred Stock voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in auditors for the next year.
THE BOARD RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF PRICE WATERHOUSE AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS OF THE CORPORATION AND ITS SUBSIDIARIES FOR THE CURRENT YEAR.
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
AMENDMENT TO THE CORPORATION'S ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
The Board of Directors has adopted, subject to shareholder approval, an amendment to the first paragraph of Section 3 of the Corporation's Articles of Incorporation to provide for an increase in the number of shares of Common Stock authorized for issuance from 500,000,000 to 800,000,000.
As of December 31, 1993, the Corporation had 270,904,656 shares of Common Stock issued and outstanding. As of December 31, 1993, there were 24,666,362 shares of Common Stock reserved for issuance under the Dividend Reinvestment Plan, conversion of the ESOP Preferred Stock, the acquisition of Corpus Christi National Bank which was completed on February 28, 1994, and under various employee plans. Although the Corporation's management has no definite plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, possible acquisitions, stock option plans, and other appropriate corporate purposes. The additional shares of Common Stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of such shares when issued. The affirmative vote of the holders of a majority of the Corporation's outstanding shares entitled to vote as well as the affirmative vote of the holders of a majority of the Corporation's outstanding shares of Common Stock are required for approval of the amendment. Abstentions and broker non-votes will not be counted for this purpose.
THE BOARD RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.
APPROVAL OF PROPOSED EXECUTIVE INCENTIVE COMPENSATION PLAN
The Board of Directors has adopted, subject to shareholder approval, the NationsBank Corporation Executive Incentive Compensation Plan (EIC Plan). The EIC Plan is designed to provide an annual cash bonus to certain executive officers of the Corporation in the event certain objective financial performance goals are achieved.
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
Background. The Corporation has in the past provided cash bonuses to certain designated executive officers under the Annual Incentive Plan (AIP). The AIP funds an incentive compensation pool based primarily on the Corporation's achievement of annually determined levels of return on average common shareholders' equity (ROE). The allocation of the pool is determined based on an assessment of each participant's individual performance.
Congress recently enacted the Revenue Reconciliation Act of 1993. The Act added
Section 162(m) to the Internal Revenue Code of 1986 effective January 1, 1994. Code Section 162(m) provides, among other things, that compensation in excess of one million dollars paid to a corporation's chief executive officer and four other highest paid executive officers, who are employed by the corporation at year end, will not be deductible for federal income tax purposes unless the compensation is qualified performance-based compensation.
Because of the specific requirements set forth in Code Section 162(m), incentive compensation paid under the AIP would not qualify as performance-based compensation beginning in 1994. For that reason, the Board has adopted and recommends the approval of the EIC Plan by the shareholders in order to provide incentive compensation that will meet the requirements of qualified performance-based compensation under Code Section 162(m). Like the AIP, the EIC Plan will use annually selected levels of ROE to determine the amount of the incentive compensation pool available to be paid. However, the EIC Plan will include additional provisions to comply with the specific requirements of Code
Section 162(m). The following is a summary of the material terms of the EIC Plan as proposed.
Administration. The EIC Plan will be administered by a Committee (the Committee) of outside directors within the meaning of Code Section 162(m). The Committee will be all of the members of the compensation committee of the Board of Directors who are outside directors.
Eligibility. The EIC Plan will operate on the calendar year, which is the fiscal year of the Corporation. Prior to the beginning of each year (or April 1, 1994 in the case of the 1994 plan
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
year), the Committee will determine the identity of the employees covered by the EIC Plan for that year. The covered employees will be those executive officers selected by the Committee whose compensation in the upcoming year is anticipated to be affected by the Code Section 162(m) limitations. Generally, this will consist of the Chief Executive Officer and the four other executive officers who are anticipated to have the highest compensation. However, the group of executive officers actually affected by the Code Section 162(m) limitations could differ at year-end depending upon actual compensation paid for the year and employment status at year-end.

Operation of the Plan. The amount of a covered employee's incentive compensation under the EIC Plan is determined in two steps: first, an incentive compensation pool is established if certain levels of ROE have been achieved and second, if an incentive compensation pool is established, it is allocated among the covered employees pursuant to a formula established by the Committee.

Prior to each year the Committee will establish a level of ROE that will be the Base Benchmark. If the ROE for a year is below the Base Benchmark, there will be no incentive compensation pool under the EIC Plan for that year. If the ROE for a year equals or exceeds the Base Benchmark, there will be an incentive compensation pool. The specific amount of the incentive compensation pool for a year will be determined under an objective, nondiscretionary formula that will also be established by the Committee prior to the beginning of the year. Such formula may provide that the amount of the incentive compensation pool will increase for levels of ROE above the Base Benchmark.
Each year the Committee will determine whether the Base Benchmark, and any other higher level of ROE used in calculating the amount of the incentive compensation pool under the established formula, has been met for the year prior to any payments being made. If so, the incentive compensation pool will be allocated among the covered employees for that year. The allocation formula for a year will be established by the Committee prior to the year. The Committee may in its discretion reduce, but not increase, the amount payable to a covered employee determined under the established allocation formula. In no event will a covered employee receive more than $2.7 million under the EIC Plan for a given year.
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
For competitive business reasons, the specific ROE targets, determined by the Committee each year for purposes of the EIC Plan, will not be publicly disclosed. However, incentive amounts actually paid under the EIC Plan will be included each year in the disclosures regarding executive compensation as required by the Securities and Exchange Commission's executive compensation disclosure rules.

Amendment and Termination of the Plan. The Board of Directors will have the power to amend, modify or terminate the EIC Plan on a prospective basis as required by Code Section 162(m); however, no material term of the EIC Plan will be amended without shareholder approval.

The affirmative vote of a majority of votes cast is required for approval of the EIC Plan. Abstentions and broker non-votes will not be counted for this purpose. No payments will be made under the EIC Plan unless shareholder approval is obtained.
THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE EIC PLAN.
PAYMENTS NOT COVERED BY THE EIC PLAN
Although the Board of Directors intends the EIC Plan to be the principal source of annual incentive compensation for the covered employees, the adoption and approval of the EIC Plan would not affect the Corporation's right to pay compensation to a covered employee outside of the EIC Plan that does not satisfy the requirements of Code Section 162(m) as qualified performance-based compensation, and no shareholder approval is being sought with respect to payments not covered by the EIC Plan. The Board retains this right because the strictly objective, mechanical formula of the EIC Plan required by Code Section 162(m) ignores important components of an individual's performance that have traditionally been a part of the AIP. These components include successful progress in or achievement of particular corporate strategic objectives, such as certain mergers and acquisitions, the development of new lines of business, divestitures, etc. Such compensation if paid outside the EIC Plan would be subject to the limitations of Code Section 162(m) and would therefore be nondeductible to the Corporation to the extent the affected executive officer receives compensation in excess of one million dollars for the year.
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
SHAREHOLDER PROPOSALS
Executive Compensation Limitation
The Corporation has received a proposal from Murray and Beatrice M. Katz, Silver Spring, Maryland, who jointly own 149 shares of Common Stock of the Corporation, which notes their intention to present the following resolution at the Annual
Meeting:
Resolved: That the shareholders of NationsBank Corporation recommend that the Board of Directors take the necessary steps to institute a salary and compensation ceiling such that as to future employment contracts, no senior executive officer or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States, that is, no more than $400,000.
Reasons: There is no corporation which exceeds the size and complexity of operation of the government of the United States of which the President is the chief executive officer. Even most government agencies far exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States now receives a salary of $200,000; even heads of agencies and members of Congress are paid only somewhat in excess of $100,000. The recommended ceiling is sufficient to motivate any person to do his best.
While the duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job), and while the President has many valuable compensations, we use the salary of the President only as a reference point for the shareholders to consider as they evaluate this resolution.
Officers of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet, officers give the appearance that they run the corporations primarily for their benefit rather than for the benefit of the shareholders. Thus, they may drain away millions of dollars in salary, stock options and other compensation. When more than the recommended ceiling on salary and compensation is taken, this is an expression of greed and abuse of power.
                                       39

Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, compensation increases even as profits fall. It is apparent that high compensation does not usually serve as an incentive for a better run or more profitable corporation. Obscene compensation packages illustrate the power of the Board of Directors, a closed group which perpetuates itself, by determining who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. The Board of Directors does not own the corporation, but it can run the corporation as if it were their property. There is a general perception in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the policy of Boards of Directors. There is no shortage of qualified people who would gladly step in and do as good a job as the incumbent officers of the Corporation and who would have no hesitation serving within the aforementioned pay ceiling.
Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.
If you AGREE, please mark your proxy FOR this resolution.
MANAGEMENT'S STATEMENT
The Corporation's executive compensation policies are designed to enable the Corporation to attract, retain and motivate executive management in a competitive, profit-driven business environment. The basis of the Corporation's executive compensation practices is the concept of pay for performance as described in the Compensation and Stock Option Committees' Report on Executive Compensation. These practices, under the guidance of the Board's compensation committee, have allowed the Corporation to achieve outstanding financial results over the years, thus increasing shareholder value. By directly linking the Corporation's profitability to the amount of compensation paid to executive management, the interests of the Corporation's shareholders and its executive management are more closely aligned.
                                       40

Though the Board of Directors has the highest respect for the office of the Presidency, to compare the salary paid to the President of the United States to the compensation required to attract and retain executives in a highly competitive business environment is not appropriate.
It is the opinion of the Corporation's Board of Directors that the adoption of this proposal would place the Corporation at a serious competitive disadvantage and work against the best interests of the shareholders of the Corporation.
THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.
Rural Community Reinvestment
The Corporation has received a proposal from the Sinsinawa Dominicans, Inc., Sinsinawa, Wisconsin, who beneficially own 3,500 shares of Common Stock of the Corporation, which notes their intention to present the following resolution at the Annual Meeting:
Whereas, the Community Reinvestment Act is a 1977 federal law which says that banks and savings institutions have a continuing and affirmative obligation to serve the public and help meet local credit needs; and
Whereas, this broad mandate includes the credit needs of family farmers and other rural residents; and
Whereas, the CRA has been used mostly by community groups in urban areas to address lending policies related to housing loans; and
Whereas, there is a growing awareness among members of the general public that CRA is directly relevant and applicable to rural areas and the lending policies and practices of banks serving these communities; and
Whereas, this increased awareness is manifested in the day-to-day efforts of rural-based groups in Iowa, Wisconsin, Minnesota, Nebraska, Missouri, Arkansas and other states;
Be It Resolved: The shareholders request that the Board of Directors report to all the shareholders within one year of the 1994 annual meeting regarding specific steps and actions taken during the 1993 FY to address the credit needs of small and mid-sized family farms (owning less than 400 acres) and rural (areas having population less than 50,000) small business enterprises. Thereafter, this information shall be provided
                                       41
annually. Reports should be prepared at a cost deemed reasonable and omit proprietary information.
SUPPORTING STATEMENT
Disclosing information on lending activities is an appropriate and cost-effective way for banks to identify the various steps they are taking to serve community credit needs.
Banks in urban areas are required by law under the Home Mortgage Disclosure Act to provide detailed information on home lending activities in low and moderate income neighborhoods. There is no similar law which requires banks doing business in rural areas to disclose specific facts and figures about their local lending patterns.
Therefore, we call upon NationsBank to provide the above-described information on a voluntary and annual basis.
MANAGEMENT'S STATEMENT
Rural and farm communities are an integral part of the communities in which NationsBank does business. As such, NationsBank's community investment commitment and programs apply equally to rural and urban areas.
In the Community and Reinvestment Act files, available in each Nationsbank branch, information on community lending is already being provided to the public. In addition, NationsBank fully complies with such regulatory reporting requirements as the Home Mortgage Disclosure Act (HMDA). HMDA reports make public detailed information on home mortgage lending. Home mortgages made in rural and farm areas are a part of these reports.
Management believes that such information as requested by the shareholder resolution is already available through various public bank files and other public records. Therefore, an additional report as requested would be redundant and an unnecessary expense to NationsBank shareholders.
THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.
                                       42

PROPOSALS FOR 1995 ANNUAL MEETING OF SHAREHOLDERS
Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Corporation no later than the close of business on November 30, 1994 if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
OTHER MATTERS
The Board and officers are not aware of any other matters which may be presented for action at the meeting, but if other matters do properly come before the meeting, it is intended that shares of Common Stock and ESOP Preferred Stock represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.
You are cordially invited to attend this year's meeting. However, whether you plan to attend the meeting or not, you are respectfully urged to sign and return the enclosed proxy, which may be revoked if you are present at the meeting and so request.
                            (Signature of Hugh L. McColl, Jr.)
                            HUGH L. MCCOLL, JR.
                                  Chairman of the Board and
March 28, 1994                    Chief Executive Officer
                                       43

(NationsBank logo here)
Notice of Annual Meeting
and Proxy Statement
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 1994

(NationsBank logo appears here)
Notice of Annual Meeting
and Proxy Statement
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 1994

The shares represented by this proxy will be            [X]
voted as directed by the shareholder. If no          Please mark
direction is given when the duly executed            your votes
proxy is returned, such shares of Common Stock         as this
will be voted "FOR" all nominees in Item 1, "FOR" Proposals 2, 3 and 4 and "AGAINST"
Proposals 5 and 6.

           COMMON           DIVIDEND REINVESTMENT

The Board of Directors Recommends a Vote "FOR all nominees" in
Item 1 and "FOR" Proposals 2, 3 and 4.

1. Election of the following nominees as Directors:
R. Allen, W. Barnhardt, T. Belk, T. Capps,
R. Cartledge, C. Coker, T. Cousins, A. Dickson,
W. Dowd, Jr., A. Ellis, P. Fulton, L. Gellerstedt,
Jr., T. Guzzle, E. Ingram, W. Johnson, H. McColl, Jr.,      FOR  WITHHELD
B. Mickel, J. Murphy, J. Slane, J. Snow, M. Spangler,            FOR ALL
R. Spilman, W. Sprague, Jr., R. Townsend, J. Ward,          [ ]    [ ]
M. Weintraub

To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

                                       FOR     AGAINST    ABSTAIN
2. Approval of Auditors                [ ]       [ ]        [ ]

                                       FOR     AGAINST    ABSTAIN
3. Increase in Authorized Common Stock [ ]       [ ]        [ ]

                                       FOR     AGAINST    ABSTAIN
4. Adoption of Executive Incentive
   Compensation Plan                   [ ]        [ ]       [ ]

 The Board of Directors Recommends a Vote "AGAINST" Proposals 5 and 6.

                                       FOR     AGAINST    ABSTAIN
5. Shareholders' Proposal Concerning
    Executive Compensation             [ ]        [ ]        [ ]


                                       FOR     AGAINST    ABSTAIN
6. Shareholders' Proposal Concerning
Rural Credit Reporting                 [ ]        [ ]         [ ]

WILL ATTEND ANNUAL MEETING                        [ ]


The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof.

This Proxy must be signed as name(s) appears hereon. If shares are held jointly, each shareholder named should sign.

Dated this                                  day of            , 1994

Signature

Signature

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

                          NationsBank Corporation

       This Proxy is solicited on behalf of the Board of Directors

                ANNUAL MEETING OF SHAREHOLDERS, APRIL 27, 1994

     The undersigned shareholder of NationsBank Corporation hereby appoints David S. Bair, Milton H. Jones, Jr., and Valerie C. Schneider, or any of them acting by majority or acting singly in the absence of the others, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of Common
Stock of NationsBank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at INFORUM, 250 Williams Street, Atlanta, Georgia, on Wednesday, April
27, 1994, at 11:00 A.M. (local time) or any adjournment(s) thereof:

            THIS PROXY IS CONTINUED ON THE REVERSE SIDE

          PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
              IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(NationsBank logo here)
April 13, 1994
DEAR SHAREHOLDER:
On March 28, 1994, we mailed to you a notice of the Annual Meeting of Shareholders which will be held on Wednesday, April 27, 1994, a proxy card and a proxy statement discussing the proposals which will be presented for shareholders' consideration.
Since we may not have yet received your proxy and your vote is important to us, we are taking the liberty of enclosing a duplicate of the NationsBank Corporation proxy card and a return envelope for your convenience. Please call Jane R. Smith, Shareholder Relations, at (704) 386-7388 if you would like another copy of the proxy statement. If you have not mailed your proxy, please sign it and return to us promptly so that your shares will be represented at the meeting. If your proxy card has been mailed, you may disregard this second mailing.
You are, of course, cordially invited to attend the meeting. Should you attend, the fact that you have sent in your proxy will not affect your right to vote in person, if you wish to do so.
Also enclosed are revised pages of the NationsBank Corporation Annual Report to Shareholders for 1993. This material replaces pages 81 through 84 of the report which was mailed to you previously.
Thank you for your cooperation.
Sincerely yours,

(Signature of J. W. Kiser)
J. W. KISER
EXECUTIVE VICE PRESIDENT
SECRETARY AND CORPORATE COUNSEL
enclosures

**************************************************************************
                                    APPENDIX

On the Letter to Shareholders page the NationsBank logo appears at the top of the page and the signature of Hugh L. McColl, Jr.
appears at the bottom of the page where indicated.

On Pages 4 through 12 corresponding photos appear to the left of each nominee's name.

On Page 22 the Cumulative Shareholder Return for Five-Year Period
Ending December 31, 1993 graph appears where indicated. The plot points are listed as follows:

December 31        1988        1989       1990     1991      1992    1993
NationsBank        100.00      173.96      90.48   167.08    218.96  215.77
S&P 500            100.00      131.59     127.49   166.17    178.81  196.75
S&P Regional Banks 100.00      122.15      87.30   156.03    198.61  210.34


On Page 43 the signature of Hugh L. McColl, Jr. appears where indicated.

On the Back Cover the NationsBank logo appears at the top of the page where indicated.

On the Follow-up letter the NationsBank logo appears and the signature of J. W. Kiser appears where noted.

On the Cover Letter the NationsBank logo appears where indicated.